Exhibit 99.77C



Results of proposals presented at the annual general meeting of shareholders

The following votes were cast at the Annual General Meeting of Shareholders held on March 15, 2012:

Election of Directors
                              For            Against     Abstain
David Christensen          14,288,889       3,031,339    151,137
Phillip Goldstein          16,985,510         313,593    172,262
Michael Mead               17,066,775         260,394    144,197
Andrew Pegge               16,996,270         324,555    150,540
Robert Pilkington          14,309,208       3,016,195    145,962

Appointment of Independent Registered Public Accounting Firm
                              For             Against    Abstain
Tait, Weller & Baker LLP   17,274,277         84,512     112,576

Increase authorized shares and share capital
                                                                    Broker
                               For             Against   Abstain   Non-Votes
                           13,669,979        3,645,431   155,955       0

Repurchase shares to be held as treasury shares
                                                                    Broker
                               For             Against    Abstain  Non-Votes
                            14,078,546        3,246,514   146,305      0